Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK APPOINTS SCHWABERO PRESIDENT
AND CHIEF OPERATING OFFICER
Pfeifer Named President of Mercury Marine

LAKE FOREST, Ill. May 8, 2014 - Brunswick Corporation (NYSE: BC) today announced that Mark D. Schwabero has been elected to the newly created post of president and chief operating officer, reporting to Dustan E. McCoy, chairman and chief executive officer.

Schwabero, most recently president of Brunswick’s Mercury Marine engine segment, will be succeeded by John C. Pfeifer, who had been vice president - global operations for Mercury Marine. These promotions are effective immediately.

As part of this action and to further facilitate the Company’s long-term succession process, Brunswick Boat Group (BBG) President Andrew E. Graves will be leaving the Company. Graves’ direct reports - Jeff Behan, vice president - planning and business development; Boston Whaler President Huw Bower, Freshwater Group President Jeff Kinsey, and Recreation Boat Group President Tim Schiek -- will now report to Schwabero.

In his new position, Schwabero will be responsible for all of Brunswick’s day-to-day operations, with the leadership of the Company’s four business segments - Engine, Boat, Fitness and Bowling & Billiards - reporting to him.

“An important responsibility of our Board of Directors is to ensure that we have a deep and robust succession process. Today’s announcement reflects the quality of that process,” McCoy said. “Mark is an accomplished executive who is intimately familiar with Brunswick’s markets, particularly those in the marine segment from which the Company derives the majority of its sales and earnings. The role of chief operating officer positions Mark to better learn and actively manage Brunswick’s overall operation, and each of its business segments and to develop and execute our strategic imperatives.

“John Pfeifer is taking the helm of a Mercury Marine organization that is strong and vibrant and building upon the momentum of a number of recent new products and engine innovations,” McCoy said. “John has been an integral member of Mercury’s leadership team, helping to fashion an energized organization that is setting the pace in today’s global marine marketplace.

“In conclusion, the fact that we can adopt and staff such an organization structure totally from within our management ranks is testimony to the depth, talent and bench strength that we have fashioned through the years at Brunswick,” McCoy continued. “We will miss Andy Graves, and we wish him the best and thank him for his contributions. He leaves behind a Boat Group that is better prepared and positioned to continue to prosper in this evolving and challenging marine market environment.”

Mark Schwabero
Mark Schwabero joined Mercury Marine in 2004 as the president of the engine maker’s Outboard Business Unit, where he led the development, manufacturing and sales of the company’s global outboard marine business. He became president of Mercury Marine in 2008. During his tenure, Mercury Marine has launched a number of successful and award-winning products, such as the Verado supercharged engines, 150hp FourStroke engine, Joystick Piloting propulsion systems and a host of innovative products, parts and accessories.

He has also overseen the migration and integration of Mercury’s sterndrive engine production from Oklahoma to Wisconsin. Under Schwabero, Mercury has also continued to gain share in the competitive global engine market as well as raise performance levels to attain some of the industry’s highest quality and safety ratings. Further, Mercury Marine recently was named 2013 Wisconsin Manufacturer of the Year taking top honors in the Mega category.

Prior to joining Mercury, Schwabero was president and chief executive officer of Hendrickson International of Woodridge, Illinois, a leading manufacturer of heavy trucks and trailer suspension systems and components. Before that he served as president, Automotive Products and regional president for Pilkington Libbey-Owens-Ford. Earlier, Schwabero was president of Bosch Braking Systems, North America, formed from an acquisition of AlliedSignal’s Braking Systems business, where he served as president. A 17-year career with Navistar International preceded these more recent roles, and during that tenure he was a group vice president of the truck business, group vice president of Operations and general manager of Medium Duty Products. He also spent two years in sales with Navistar.

Schwabero holds both Bachelor of Science and Master of Science degrees in industrial and systems engineering from The Ohio State University, where he was recognized with the University’s Distinguished Alumnus Award in 1991 and a Meritorious Service Award in 2008. He serves on the Board of Directors of 1st Source Corporation and National Exchange Bank, and is chairman of the National Marine Manufacturers Association.

John Pfeifer
John Pfeifer joined Brunswick in 2006 as president of the Brunswick Asia Pacific Group, and in 2008 was appointed president of Brunswick Marine in EMEA (Europe, Middle East and Africa). In those roles, Pfeifer streamlined the Company’s global marine businesses to drive enhanced levels of customer service and improved overall operating capability.

In 2012, Pfeifer was appointed vice president - global operations for Mercury Marine. In that position, he was responsible for all of Mercury’s global operations, which combined material supply with manufacturing and distribution to enable a more streamlined and effective operations group. During his tenure, Mercury executed a multi-year manufacturing capacity expansion to better position the operation for growth and profitability.

Prior to joining Brunswick, Pfeifer most recently held executive positions with ITT Corporation and Milacron, Inc. He earned both a Bachelor of Arts in economics and a Bachelor of Arts in Japanese language and culture at the University of Michigan.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.